EXHIBIT 10.1

MEDICALCV, INC.

NON-EMPLOYEE DIRECTOR COMPENSATION POLICY

Effective July 1, 2007, cash compensation for service on the Board of Directors is as follows:

Annual Cash Compensation

Board Member (other than Board Chair)	$10,000
Board Chair	$24,000
Audit Committee Member (other than Audit Committee Chair)	$1,500
Audit Committee Chair	$4,000
Compensation Committee Member (other than Compensation Committee Chair)	$1,000
Compensation Committee Chair	$1,500
Corporate Governance and Nominating Committee Member (other than Corporate
Governance and Nominating Committee Chair)	$1,000
Corporate Governance and Nominating Committee Chair	$1,500

Board Meeting Fee (in person)	$1,500
Board Meeting Fee (telephonic)	$500
Committee Meeting Fee (in person)	$500
Committee Meeting Fee (telephonic)	$500

Effective upon shareholder approval at the 2007 Annual Meeting of proposed amendments to the 2005 Director Stock Option Plan, equity compensation for service on the Board of Directors will be as follows:

Equity Compensation

Under the 2005 Director Stock Option Plan, each year, as of the date of the annual meeting of shareholders of the Company, each non-employee director who has been elected or reelected or who is continuing as a member of the Board as of the adjournment of the annual meeting, automatically receives an option award in the amount of 10,000 shares.  In addition, each non-employee director who is elected to the Board other than at an annual meeting of shareholders of the Company automatically receives an initial option award in the amount of 10,000 shares.  The date of such initial award shall be the date of election of such person to the Board.

Amended and Restated August 16, 2007